                                                                                MANAGEMENT AGREEMENT

January 1, 2006.

BETWEEN:

BLACK DIAMOND HOLDINGS CORP., a British Columbia corporation with offices at
600-595 Hornby St., Vancouver, BC V6C 2E8
Phone No. (604) 646-5620
(Herein referred to as the "Company")
Of the First Part
AND:
BRADLEY JAMES MOYNES, businessman, with an office at
600-595 Hornby St., Vancouver, BC V6C 2E8
Phone No. (604) 646-5620
(Herein referred to as the "President")
Of the Second Part

WHEREAS:

·	The President has accepted an engagement to work for the Company in accordance with the terms and conditions of this Agreement.

THIS AGREEMENT WITNESSES that in consideration of the premises, mutual covenants and agreements herein contained, the parties agree as follows:

1.	Services:

1.1	The President shall work on behalf of the company, including without limitation the following services:

1.2	As President and CEO, oversee all operations of the Company, including the operations of the wholly owned subsidiary, Black Diamond Importers Inc. and Liberty Valley Wines LLC.

2.	Compensation:

	a)	The President shall be paid an annual salary of $60,000.00 USD.

	b)	The parties acknowledge and agree that the President is an employee of the Company.

3. Terms and Termination:

a)	The term of this Agreement commences on the date set out at the top of the first page hereof and continues for the period of one (1) years. The parties may extend the term by mutual consent in writing.

b)	Either party may terminate this Agreement at any time and for any reason upon providing the other party with one year written notice of termination. Such termination shall not affect any amount owing, obligation or liability existing or incurred prior to the date of such termination, including fees payable to the Manager.

4.	General:

a) This Agreement shall not be modified, amended, rescinded or waived, in whole or in part, except by written amendment signed by the parties hereto.

b)	Each of the parties acknowledges and confirms that he/she has been provided sufficient opportunity to obtain the recommended independent legal advice and understands the terms of, and its rights and obligations under this Agreement.

c)	Time is of the essence with respect to the performance of obligations in this Agreement.

d)	This Agreement shall inure to the benefit of and be binding on all of the parties hereto and their respective executors, administrators, successors and permitted assigns.

e)	This Agreement shall be construed and governed by the laws of the Province of British Columbia.

f)	The headings to the articles, paragraphs, parts or clauses of this Agreement and the table of contents are inserted for convenience only and shall not affect the construction hereof.

g)	The parties hereto acknowledge that they have carefully read this Agreement and understand and agree to be bound by all of the terms and conditions found herein.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

______________________________
Brad J. Moynes
President
Black Diamond Holdings Corp.

Accepted By: